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Ex (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Adept Technology, Inc.
at
$13.00 Net Per Share
by
Hoffman Acquisition Corp.
a wholly-owned subsidiary of
Omron Management Center of America, Inc.
a wholly-owned subsidiary of
OMRON Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, OCTOBER 22, 2015, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	September 23, 2015

        Enclosed for your consideration is an Offer to Purchase dated September 23, 2015 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") relating to the offer by Hoffman Acquisition Corp., a Delaware corporation (the "Purchaser") and wholly-owned subsidiary of Omron Management Center of America, Inc., a Delaware corporation ("OMCA"), which is a wholly-owned subsidiary of OMRON Corporation, a Japanese corporation ("OMRON"), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Adept Technology, Inc., a Delaware corporation ("Adept"), at a purchase price of $13.00 per Share, net to the seller in cash, without interest (the "Offer Price"), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase.

        Also enclosed is the Letter to Stockholders from the Chief Executive Officer of Adept accompanied by Adept's Solicitation/Recommendation Statement on Schedule 14D-9.

        WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The Offer Price is $13.00 per Share, net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase.

  2.
  The Offer is being made for all of the outstanding Shares.

  3.
  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 16, 2015 (the "Merger Agreement"), by and among OMRON, OMCA, the Purchaser and Adept. Pursuant to the Merger Agreement, the Purchaser will be merged with and into Adept as soon as practicable after acceptance of Shares for payment in the Offer, without a vote of the stockholders of Adept, in accordance with Section 251(h) of the General

    Corporation Law of the State of Delaware (the "DGCL"), with Adept surviving the merger as a wholly-owned subsidiary of OMCA (the "Merger"). At the effective time of the Merger, each Share then issued and outstanding (other than Shares held in the treasury of Adept or owned, directly or indirectly, by OMCA or the Purchaser, or Shares owned by Adept's stockholders who are entitled to demand and properly demand appraisal of such Shares pursuant to Section 262 of the DGCL) will be converted automatically into, and thereafter represent the right to receive, the Offer Price, without interest, subject to any withholding of taxes as required by applicable laws, as set forth in the Merger Agreement and described in the Offer to Purchase.

  4.
  The board of directors of Adept unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Adept and its stockholders, (ii) subject to the terms of the Merger Agreement, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolved that the Merger is governed by Section 251(h) of the DGCL, and (iii) resolved to recommend that Adept's stockholders accept the Offer and tender their Shares pursuant to the Offer.

  5.
  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, OCTOBER 22, 2015 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM "EXPIRATION DATE" MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

  6.
  There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered and not validly withdrawn before the expiration of the Offer, that number of Shares that, together with the Shares, if any, then beneficially owned by OMCA or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any approvals or consents required under the antitrust, competition or investment laws of or relating to any jurisdiction other than the United States, and (ii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer" of the Offer to Purchase.

  7.
  The Purchaser will pay all fees and expenses incurred in connection with the Offer by Computershare Inc., which is acting as the depositary for the Offer (the "Depositary"), and Georgeson Inc., which is acting as the information agent for the Offer (the "Information Agent"). See Section 16—"Fees and Expenses" of the Offer to Purchase.

        If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any state and extend the Offer to holders of such Shares in such state.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
Adept Technology, Inc.

by
Hoffman Acquisition Corp.

a wholly-owned subsidiary of
Omron Management Center of America, Inc.

a wholly-owned subsidiary of
OMRON Corporation

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated September 23, 2015 (the "Offer to Purchase"), and the related Letter of Transmittal relating to shares of common stock, par value $0.001 per share (the "Shares"), of Adept Technology, Inc., a Delaware corporation ("Adept").

        This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

Shares	(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
Dated:
(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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  Ex (a)(1)(D)